Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
August 1, 2025	Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES EXTENSION OF STOCK REPURCHASE PLAN

WASHINGTON TOWNSHIP, NEW JERSEY – Parke Bancorp, Inc. (the “Company”) (NASDAQ: PKBK) today announced its Board of Directors had approved a six-month extension of the previously disclosed stock repurchase program announced on August 2, 2024, for the repurchase of up to 5% of the Company’s outstanding common stock. The stock repurchase plan was to take place over 12 months which was initially set to expire on August 2, 2025. The stock repurchase program will now remain in effect until February 2, 2026, unless completed sooner by reaching the 5% threshold established previously. Open market purchases are intended to be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan.

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey, a branch office in Collingswood, New Jersey, a branch in center city Philadelphia and a branch in Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our earnings and shareholders’ equity; and the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.